EXHIBIT 99.1
Liberty Global To Host Investor Meeting
Denver, Colorado — September 26, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) will be hosting an Investor Meeting on Wednesday, September 28, 2005 at 12:30 p.m. at the Rose Theater, Frederick P. Rose Hall, Home of Jazz at Lincoln Center, New York City, New York. Liberty Global expects to comment on its guidance for the full year 2005 and provide other forward-looking information, including three year growth targets. The event will be webcast live at www.lgi.com.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.8 million telephone subscribers.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6693	+31 20 778 9447

Dennis Okhuijsen
Investor Relations — Europe
+31 20 778 2964